Exhibit 99.1

                 Quest Resource Corporation Update of Operations and Fiscal Year Results Ended December 31, 2004


OKLAHOMA CITY, Oklahoma; April 18, 2005 - Quest Resource Corporation (OTC:QRCP) has filed its transition report on Form 10-KSB/A containing financial and operating results for the 7 month transition period ended December 31, 2004.

Operational Update

The Company is now finishing the major development project that it started in 2004, which included large scale gas pipeline construction and the drilling and completion of many new gas wells. As of April 15, 2005, approximately 169 miles of gas pipeline ranging in size from 20" to 4" have been completed. The pipeline construction phase of this major development project will be finished by the end of May this year. Since January 1, 2005, a total of 25 additional wells have been drilled in order to finish the drilling phase of the current project. The Company has also made significant progress in the new well completion phase of the project. As of December 1, 2004, approximately 234 new gas wells remained to be completed in the project; 190 of these 234 wells are now producing and the remaining 44 wells are in various stages of completion and are expected to be in production soon. On April 15, 2005, the Company was operating a total of approximately 961 gas wells, which also includes the operation of an approximate 1,000 mile gas pipeline network.

Quest began a 300 well recompletion project in March of 2005, which it currently anticipates completing by the end of 2005. These 300 wells typically have several additional coal zones that are capable of gas production which have not yet been completed.

As of December 31, 2004, the Company's estimated proved reserves were 150,099,000 mcfe with an estimated future net cash flows discounted at 10% before taxes (PV-10) of $398.9 million using adjusted prices of $6.30 per mcf of natural gas and $41.07 per barrel of oil. This represents an approximate 28.7% increase from the 116,587,000 mcfe of estimated proved reserves and an approximate 90.3% increase from the $209.6 million estimated PV-10 (using adjusted prices of $4.61 per mcf of natural gas and $28.94 per barrel of oil) as of January 1, 2004. Actual cash flows from the Company's proved reserves will vary from these amounts due to the Company's hedging program and actual future gas prices.




Review of Financial Results for the 7 Month Transition Period Ended
December 2005

Selected financial data is provided below in a comparative format for the 7 month transition period ended December 31, 2004 and for the 7 month period ended December 31, 2003.



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                           QUEST RESOURCE CORPORATION
                       SELECT FINANCIAL AND OPERATING DATA
                For The 7 Months Ended December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

                                                   7 Months Ending December 31
                                                  -----------------------------
                                                     2004              2003
                                                     ----              ----
                                                                    (unaudited)
Total Revenue                                       $ 26,156            $ 8,688
Net Income (Loss)                                     (4,863)             1,895
Net Income (Loss) Per Share Basic                       (.34)               .14
Net Income (Loss) Per Share Diluted                     (.34)               .12
Operating Income                                       6,762              2,223
Operating Income Per Share Diluted                       .48                .14
EBITDA *1                                             14,433              4,458
EBITDA Per Share Diluted*1                            $ 1.02               $.29
Weighted Average Shares Outstanding Basic         14,153,381         13,931,826
Weighted Average Shares Outstanding Diluted *2    14,153,381         15,533,289

*1 EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.


              Reconciliation of Net Income Before Cumulative Effect
                         of Accounting Change to EBITDA
                For the 7 Months Ended December 31, 2004 and 2003
                                 (in thousands)

                                                   7 Months Ended December 31,
                                                  -----------------------------
                                                         2004           2003
                                                         ----           ----
                                                                     (unaudited)
Net Income (Loss) Before Cumulative
   Effect of Accounting Change                           (4,863)          1,895
Interest Expense, Net                                    10,138           2,377
Income Tax Expense                                            0           1,263
Depreciation, Depletion & Amortization Expense            7,671           2,235
Change in Derivative Fair Value                           1,487          (3,312)
EBITDA                                                   14,433           4,458

*2 The numbers reflected in the table take into account the effect of outstanding warrants, convertible debentures, and convertible preferred stock.


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Comments on Operations

The Company owns oil and gas leases on over 500,000 acres in the Cherokee Basin. As of December 31, 2004, leases comprising approximately 40% of the leased acreage had not yet been developed. Also, numerous leases with existing gas wells still have additional undeveloped acreage. During the seven month transition period ended December 31, 2004, Quest achieved an average of 47 newly drilled wells per month. However, Quest was only able to complete and connect a total of 117 wells during the same period due to a combination of the expansion of Quest's pipeline network that occurred during this period and an above average amount of rainfall that resulted in wet ground conditions that hampered construction activities. Our drilling target for 2005 includes an additional 159 wells during the remainder of this year.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its 1,000 mile gas pipeline network. For more information visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, the effects of Quest's hedging program, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.